Exhibit 10.4

March 4, 2005

Diane E. Klein

Dear Diane:

     This will confirm that beginning on this date, the following terms will apply to your employment with Zila, Inc. and/or whichever one of Zila, Inc.’s subsidiary or affiliated companies employs you (the company that employs you shall be termed the “Company”)(this “Agreement”):

     1. Eligibility for future awards of stock options. Beginning with Zila, Inc.’s fiscal year 2005, you will be eligible under the Incentive Bonus and Option Plan, or such amended or restated incentive bonus and option award plan as may then be in effect, for an annual award of options to purchase Zila, Inc. common stock that is greater than the award eligibility specified in the Incentive Bonus and Option Plan for an employee at your level. In all other respects, your eligibility shall be governed by the Incentive Bonus and Option Plan or such amended or restated incentive bonus and option award plan as may then be in effect (the plan then in effect is hereby incorporated by reference as if fully set forth herein). The grant and/or exercise of any such options shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect (the plan then in effect is hereby incorporated by reference as if fully set forth herein).

     2. Severance pay. If your employment with the Company terminates, you shall be eligible to receive severance pay in accordance with the following:

          2.1 Change in control. If your employment is terminated because of a change in control of Zila, Inc. and you provide Zila, Inc. and the Company with a written release, in a form acceptable to Zila, Inc. and the Company, from all legal liability arising out of any events that occurred prior to execution of such release, you shall receive severance pay equivalent to twelve (12) months of your then-current base salary. For purposes of this Agreement, “change in control” shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan or such amended or restated stock option plan as may then be in effect.

          2.2 Other termination. If your employment is terminated for any reason that is unrelated to (i) your conduct or job performance and (ii) your inability to perform your job (e.g., due to incapacity or death), and you provide Zila, Inc. and the Company with a written release, in a form acceptable to Zila, Inc. and the Company, from all legal liability arising out of any events that occurred prior to execution of such release, you shall receive severance pay equivalent to six (6) months of your then-current base salary.

          2.3 No other rights to severance pay. You shall not be entitled to receive severance pay if you voluntarily resign from your employment or your employment terminates for a reason related to your conduct or job performance or your employment terminates for any other reason not specifically recited above as qualifying you for severance benefits.

          2.4 Timing of severance pay. Any severance pay due you under this Agreement shall be made over the applicable time period (e.g., six months of pay over six months) in accordance with the Company’s regular payroll dates during that time period.

          2.5 Cessation of severance payments. Your right to receive severance pay shall immediately terminate if (i) you accept employment with or become engaged by or otherwise affiliated with any enterprise that competes in any way with Zila, Inc., the Company, or any of Zila, Inc.’s affiliated companies, (ii) you solicit employees of Zila, Inc., the Company, or any of Zila, Inc.’s affiliated companies to leave and join any other enterprise, or (iii) you breach any contractual obligation you owe Zila, Inc. or the Company or violate any other promise or commitment you have made to Zila, Inc. or the Company or duty you owe Zila, Inc. or the Company.

          2.6 Determinations regarding qualification. Determinations regarding whether you qualify for severance benefits under this Agreement including, without limitation, determinations regarding whether you have been terminated for reasons related to your conduct or job performance, will be made by Zila, Inc. and/or the Company in its and/or their reasonable discretion.

     3. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with Zila, Inc., the Company or any of Zila, Inc.’s affiliated companies with regard to any potential or actual dispute Zila, Inc., the Company or any of Zila, Inc.’s affiliated companies may have with any third party, and to testify about any such matter should such testimony be required, so long as doing so does not materially interfere with your then-current professional activities.

     4. Applicable Law. The undersigned hereby consents that Arizona law will apply to this Agreement without regard to choice-of-law or conflict-of-law rules. However, Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages following termination of employment) shall not apply to this Agreement.

     5. At-will employment. Nothing in this Agreement shall alter the at-will nature of your employment. Your employment remains at will, meaning that it lawfully can be terminated at any time by either party, with or without cause or notice.

     6. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     7. No Effect on other Agreements, Commitments or Duties. The terms of this letter shall have no effect on any other agreement you have entered into with Zila, Inc. or the Company dealing with other subject matters, any commitments you have made to Zila, Inc. or the Company, or any duties you owe to Zila, Inc. or the Company.

     If you understand and agree with the terms of this letter, please sign where indicated below. Thank you very much for your ongoing efforts on behalf of Zila, Inc. and the Company.

Sincerely,

/s/ Douglas D. Burkett

Douglas D. Burkett, Ph.D.
Chief Executive Officer

Statement of Understanding and Agreement:

     I have read the foregoing Agreement. I understand and agree that the terms stated in this Agreement shall apply to my employment from this date forward.

Dated:	March 7, 2005	/s/ Diane E. Klein

Diane E. Klein